Exhibit 11.0

                      PULASKI BANCORP, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
              --------------------------- --------------------------


                                                                            Nine  Months Ended           Three Months Ended
                                                                            September 30, 1999           September 30, 1999
                                                                            ------------------           ------------------
Net income                                                                       $  898,917                  $  527,532

Weighted average shares outstanding - basic and diluted                           2,040,343                   2,047,697

Basic and diluted earnings per share                                             $     0.44                  $     0.26
